Exhibit 15.3

August 14, 2023

Uxin Limited

21/F, Donghuang Building,

No. 16 Guangshun South Avenue,

Chaoyang District,

Beijing 100102

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Part I — Item 4. Information on the Company—C. Organizational Structure” and “Part I — Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in Uxin Limited’s Annual Report on Form 20-F for the year ended March 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ JunHe LLP

JunHe LLP